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Tim Forstrom Consulting Agreement for services starting FY 2003.


                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made as of April 3, 2003 ("Effective Date") between Paradigm Medical Industries, Inc. ("the Company"), and The Kinexsys Corporation ("the Consultant"),

WHEREAS, the Company wishes to engage Consultant as an independent contractor for the performance of certain services, which are outlined in Exhibit A hereto (the "Services"), and to compensate Consultant according to the terms set forth below; and

WHEREAS, Consultant wishes to accept such engagement and to act as an independent contractor to the Company for and with respect to the performance of the Services.

In consideration of the foregoing premises and the promises and covenants and representations made herein, and intending to be legally bound, the parties hereby agree as follows:

1. Purpose. The Company desires to obtain the services of Consultant, as such are described in the Description of Work. The Description of Work is attached hereto as Exhibit A. Consultant will invoice the Company according to the terms hereof, and the Company will make payment for the Services as provided. The agreement will expire on the one-year anniversary of signing and will be renewable at the option of both parties.

2. Compensation. In consideration of the services to be rendered by Consultant under this Agreement, the Company shall pay to Consultant the compensation specified in Exhibit A attached hereto and made a part hereof.

3. Scope of Work; Acknowledgment. Consultant will perform the Services on a best efforts basis under the direction of appropriate Company personnel. The Company will determine the general project assignment and any documentation standards to be followed.

4. Ownership of Tangible Property Embodying Proprietary Rights. All tangible materials embodying the Company information and intellectual property disclosed to Consultant hereunder, shall be the sole and exclusive property of the Company. All Tangible Property will be returned or delivered to the Company upon the termination or expiration of the Services. Upon request by the Company, and in any event upon termination of this Agreement for any reason, Consultant will promptly deliver to the Company all Tangible Property belonging to the Company then in Consultant's custody or possession or under Consultant's control.
1.

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5.       Additional Obligations

         5.1 Limits of Liability. In no event shall either party be liable for any indirect, consequential or special damages arising hereunder or related to their performances of this Agreement.

         5.2 Arbitration. Any disputes that may arise in connection with the provision of the Services or the interpretation or enforcement of any term or provision of this Agreement shall be submitted to binding arbitration under the laws of the state of Utah, under the rules and regulations of the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. The arbitrator shall apply Utah substantive law and shall have the power to grant all legal and equitable remedies and award compensatory (but not punitive) damages provided by Utah law. The parties shall be entitled to conduct discovery in accordance with Utah civil procedure rules. The arbitrator shall prepare in writing and provide to the parties a reasoned award including factual findings and conclusions of law on which the decision is based. The arbitrator shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected pursuant to Utah law for any such error. Except as provided in the preceding sentence, the award of the arbitrator shall be final and may be submitted to any court having jurisdiction for the purpose of confirmation and enforcement. As additional damages, the arbitrator shall have the discretion to award costs and attorneys' fees to the prevailing party.

         5.3 The provisions of Section 6.2 do not limit any party's right to institute an action in a court of law before, during or after an arbitration proceeding, solely in order to obtain any interim remedy such as an attachment or injunctive relief. For such purposes, the parties agree that any federal or state court of general jurisdiction located in Salt Lake City, Utah, shall have jurisdiction over them and the parties consent to the exercise of such jurisdiction and waive any right of objection they may otherwise have with respect thereto. If the arbitrator does make such an award, then costs of arbitration shall be divided equally between the parties, and each party shall bear its own legal fees and expenses.

         5.4 The parties direct and require that the Federal Arbitration Act (Title 9, U.S. Code) shall be broadly and liberally construed to embrace this Agreement and all disputes hereunder. Subject to the foregoing, this Agreement will be governed by, and construed and interpreted according to, the substantive laws of the State of Utah, and this contract is deemed to have been executed and entered into within the State of Utah.

6.       General



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         6.1      Entire Agreement. This Agreement constitutes the entire and final agreement between the parties regarding the subject matter hereof; is intended as a complete and exclusive statement of the terms and conditions of that agreement; and supersedes any prior or contemporaneous agreements, whether oral or written, between the parties regarding such subject matter, any such prior or contemporaneous agreements being merged herein. In the event of any inconsistency between the terms and provisions of this Agreement and the exhibits hereto, the terms and provisions of this Agreement shall control.

         6.2 Severability. In the event any provision, term or clause in this Agreement is judged to be inoperative, unenforceable, invalid or null and void, it shall only affect that particular provision, term, or clause without affecting the remaining provisions of this Agreement.

         6.3 Modifications. No modifications to this Agreement shall be effective unless in writing and signed by both parties.

         6.4 Successors. This Agreement shall be binding on and inure to the benefit of the respective successors, assigns, and personal representatives of this parties. This Agreement is not intended to create any rights or remedies in favor of any person who is not a signatory to this Agreement, or in any way create any third party beneficiary rights or remedies.

         6.5 Waiver. No waiver of any breach of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing. All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

         6.6 Further Assurances. The parties agree to execute and deliver to each other, upon request any and all additional documents, instruments and advice necessary to be filed, recorded or delivered in order to carry out the purposes of this Agreement.

         8.1 Exclusive Right. The Company may not contract with companies or individuals other than consultant for services similar to the Services to be rendered hereunder without attaining written agreement from the Consultant.

         8.2 Counterparts. This Agreement may be executed by fax and in one or more counterparts, each of which shall constitute an original instrument and all of which together shall constitute the same instrument.



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         8.3      Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed duly given for all purposes (i) on the date of deliver, if delivered personally on the party or by confirmed facsimile transmission, or (ii) on the next day after delivery to a reputable overnight courier, or (iii) on the third business day after mailing, if sent by United States registered mail, return receipt requested, in each case postage prepaid and addressed to the addressee at the address stated below or at the most recent address, specified by written notice, given to the sender by addressee under this provision.

                  If to the Company:           Paradigm Medical Industries, Inc.
                                               2355 South 1070 West
                                               Salt Lake City, Utah 84119
                                               Attn: Jeffrey Poore
                                               801-977-8970

                  If to the Consultant:        149 West 3540 North
                                               Provo, Utah 84604
                                               Attn: Timothy R. Forstrom
                                               714-612-9222

         8.4 Attorneys' Fees. In any action between the parties to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover expenses, including reasonable attorneys' fees.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and do hereby warrant and represent that their respective signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary and appropriate action to execute this Agreement. This Agreement is and shall become effective as of the Effective Date stated.

Paradigm Medical Industries, Inc. ("the Company")



By:      /s/ Jeffrey F. Poore
         --------------------------------------------------
         Dr. Jeffrey F. Poore
         Chief Executive Officer


Kinexsys Corp. ("the Consultant")



By:      /s/ Timothy R. Fostrom
         ----------------------------------------------
         Timothy R. Fostrom
         Senior Partner


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                        EXHIBIT A TO CONSULTANT AGREEMENT

                       CAPITAL MARKETS SCENARIO PLANNING &
                    CORPORATE POSITIONING/COMMUNICATIONS PLAN

Deliverables for each category are as follows:

1) Capital Markets Scenario Planning:

Deliverables:

         o Kinexsys will provide detailed analysis of Paradigm's current capital market structure in relation to current investors, market trends, and projected equity movements. This assessment creates two scenarios (long & short) to anticipate actions and counteractions in the marketplace.

         o Key financial metrics specifically mapped to Paradigm, computed using Kinexsys proprietary formulas are to be provided to expose real-time trends needed to set executive policy.

         o Recommendations on capital management strategies including private placement offerings, secondary public offerings, debt financing, cash management, etc.

2)       Corporate Positioning and Communications Plan

Deliverables:

         o Kinexsys will create a point/counterpoint to each of the two scenarios identified during Capital Markets Scenario Planning. Key objectives will be established for Paradigm in the area of corporate finance and business operations.

         o        Corporate Positioning Matrix for Markets, Analysts, Customers,
                  Partners

         o        A communications plan will be established as outlined above.
                  Specific objectives will be mapped to market drivers to maximize impact and avoid communication pitfalls. Kinexsys will employ a series of time-sensitivity analyses to optimize Paradigm's market awareness and overall positioning.

SCOPE OF SERVICES
We will work with your team in a 4-part process

         1.       Discovery
         2.       Mapping
         3.       Iteration & adaptation 4. Proposal and action plan


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PARADIGM MEDICAL'S RESPONSIBILITIES
This project requires involvement by Dr. Jeffrey Poore and the management team of Paradigm Medical Industries. Ultimate success will be highly dependent upon the collective ability of the Consultant and Paradigm management to implement our systematic approach to pro-active planning and communications. To help achieve a smooth and successful implementation, it will be Paradigm's responsibility to perform the following:

         1. Under non-disclosure, provide access to key financial statements and investment information. 2. Provide business operating goals and metrics. 3. Communicate product strategies, roadmaps, and technological advantages. 4. Establish a tactical process to include Kinexsys reviews of planning and unplanned market communications.

                COMPENSATION FOR SERVICES PROVIDED BY CONSULTANT

Kinexsys is pleased to work with Paradigm Medical Industries, Inc. and aspires to a long-term mutually rewarding relationship. In the one-year phase of this agreement, Kinexsys will be compensated for the deliverables that it provides in the form of warrants as outlined in the proposal summary below.

For Capital Markets Scenario Planning, Capital Management Strategy Review and the Corporate Positioning Plan the Consultant shall receive warrants to purchase up to 200,000 shares at a purchase price of U.S. $.16 (sixteen cents).

The Consultant is permitted to transfer the rights under this Agreement, but may not transfer the obligations under the agreement to other parties without the consent of the company.

EXPENSES
         a) The Consultant will receive reimbursement of all expenses for costs pre-approved by the Company in connection with the above defined Services to be provided by the Consultant including travel related expenses or mailing, shipping or copying costs. The Consultant shall invoice Paradigm Medical Industries for expenses in a timely fashion. Invoices shall be paid within fifteen (15) days, and late invoices shall bear interest at 1% per month.